Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing (712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. and Kemira GrowHow Oyj
response to OFT announcement on the proposed joint venture
Sioux City, Iowa (January 26, 2007)—Terra Industries Inc. (NYSE symbol: TRA) and Kemira GrowHow Oyj (OMX symbol: KGH1V) note the announcement today by the Office of Fair Trading that it has referred the planned joint venture between the two companies in the UK to the Competition Commission.
In the light of the announcement, both companies will now work with the Competition Commission as it considers the matter further. The Competition Commission’s inquiry is likely to take approximately six months.
Terra Industries Inc and Kemira GrowHow Oyj announced in October 2006 that they had entered into a Memorandum of Understanding which set out their agreement in principle to create a joint venture to operate the fertilizer and associated process chemicals businesses of both companies in the United Kingdom.
The proposed joint venture is designed to secure a sustainable, long-term base for manufacturing fertilizer and process chemicals in the UK. Both businesses produce ammonium nitrate, which is the main nitrogen fertilizer consumed in the UK.
Mike Bennett, President and CEO of Terra Industries, said: “Given the complex nature of this case we were not surprised by the decision of the Office of Fair Trading to refer the proposed joint venture for a full competition inquiry. We look forward to working with the Competition Commission as it considers the issues in our increasingly global markets.”
Heikki Sirvio, CEO of Kemira GrowHow, said: “Both companies remain convinced that the proposed joint venture is the best way forward as it will enable us to continue to provide high quality products and services to our agricultural and industrial customers.”
For additional information please contact:
In London: Dominic Fry and Susanna Voyle, Tulchan Communications: +44 (0)20 7353 4200
In Sioux City: Joe Ewing, Terra Industries: +1 712 277 7305
In Helsinki: Kaj Friman, Kemira GrowHow: +358 102 152 502
In New York: Matthew Sherman, Joele Frank, Wilkinson Brimmer Katcher: +1 212 355 4449
About Terra Industries Inc.
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products. It employs about 1,200 people in North America and UK and is listed on the New York Stock Exchange. Terra Industries Inc. purchased Terra Nitrogen UK from ICI in 1997.

About Kemira GrowHow Oyj
Kemira GrowHow Oyj is one of the leading producers of fertilizer and feed phosphates in Europe. Kemira GrowHow develops and markets fertilizers and integrated solutions for crop cultivation, animal feed supplements and chemicals required in various industries. The company has approximately 2,700 employees worldwide and in 2005 net sales were 1221 million euros. Kemira GrowHow Oyj is listed on the Helsinki Stock Exchange.
About the Memorandum of Understanding and the proposed joint venture
The Memorandum of Understanding, announced on October19th 2006, is a non-legally binding agreement and is subject, inter alia, to clearance from the UK competition authorities, negotiation of definitive documents and lender consent. It is not subject to the approval of shareholders in either Terra Industries Inc. or Kemira GrowHow Oyj.
The proposed joint venture is expected to be held 50/50 by Terra Industries and Kemira GrowHow and to own and operate the sites of Terra Nitrogen (UK) Limited’s facilities on Teesside and Severnside and the site of Kemira GrowHow UK Limited at Ince.
Terra Nitrogen (UK) Limited is the largest UK producer of ammonium nitrate and Kemira GrowHow UK Limited is the UK’s largest producer of compound fertilizers. The proposed joint venture would therefore provide a complete fertilizer offering for agricultural customers. Both businesses are also leading producers of process chemicals.
Through the proposed joint venture, Terra Industries and Kemira GrowHow expect to create significant cost and operational synergies that would enhance their ability to service and compete in increasingly challenging markets. Both Terra Nitrogen (UK) Limited and Kemira GrowHow UK Limited are committed to working with employees and their representatives, including signatory unions, through the coming months.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s and/or Kemira GrowHow Oyj’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. In respect of Terra Industries Inc., a non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Neither Terra Industries Inc. or Kemira GrowHow Oyj undertakes any obligation to publicly update or revise any forward-looking statement set out in this announcement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.